Exhibit 16.0


June 30, 2003



Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549


We were previously the independent auditors for CNE Group, Inc. On June 30, 2003, we were informed that we were terminated as the Company's independent auditor. We have read the statements included under Item 4 of Form 8-K dated June 30, 2003 of CNE Group, Inc. regarding our firm. We agree with the statement concerning Eisner LLP. We have no basis to agree or disagree with the registrant's statement regarding its successor auditor.

Very truly yours,

/s/ Eisner LLP
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Eisner LLP